Exhibit 99.1

Tesoro Corporation Pre-Releases First Quarter 2015 Earnings and Affirms Second Quarter and Full Year Guidance for 2015

SAN ANTONIO - April 22, 2015 - Tesoro Corporation (NYSE:TSO) today reported first quarter 2015 net earnings of $145 million or $1.15 per diluted share compared to net earnings of $78 million or $0.58 per diluted share for the first quarter of 2014. Adjusted earnings for the first quarter, excluding a net benefit from special items of $21 million after tax, were $124 million or $0.98 per diluted share. Adjusted EBITDA for the first quarter, excluding special items, was $489 million compared to $362 million last year.
“We managed through a very difficult first quarter which resulted from the labor disruption at our three West Coast refineries. Also during the quarter planned maintenance was performed at three refineries, including extended downtime at the Martinez refinery,” said Greg Goff, Chairman and CEO. “As of the beginning of April, the labor disputes have been resolved and we are back on track to deliver on our stated 2015 business improvement objectives. We are very confident in our current 2015 Plan, which is consistent with consensus EBITDA estimates of approximately $800 million for the second quarter and $2.6 billion for full year 2015,” said Goff.
The first quarter of 2015 was impacted by work stoppages at the Anacortes, Washington and Los Angeles and Martinez, California refineries. Also during the first quarter, planned maintenance was performed at our Martinez, Anacortes and Salt Lake City, Utah refineries. Our California region was the most significantly impacted by the work stoppage. The Martinez refinery was idled during February and March and production was impacted at the Los Angeles refinery. Compared to first quarter of 2014, California region throughput was lower by approximately 100 thousand barrels per day, resulting in increased operating costs of more than $1 per barrel.
The impact of the work stoppage and the planned turnarounds in the first quarter resulted in a consolidated refining gross margin of $11.77 per barrel compared to the consolidated Tesoro Index of $16.71 per barrel. The combination of higher system throughput during January when margins were low, the work stoppage impact in February and March and inventory builds associated with the turnarounds resulted in lower capture rates for the quarter. We expect to realize a positive impact to system capture rates in the second quarter as we are in the final steps of completing the planned maintenance. We still expect to achieve our 2015 plan, which is consistent with consensus EBITDA estimates of approximately $800 million for the second quarter and $2.6 billion for full year 2015.

Tesoro plans to release its full earnings for the first quarter 2015 after the market closes on Thursday, May 7, 2015. The Company will broadcast, live, its conference call with analysts regarding first quarter results and other business matters on Friday, May 8, 2015, at 7:30 a.m. CT. Interested parties may listen to the live conference call over the Internet by logging on to www.tsocorp.com.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes a 36% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline(TM) and Tesoro® brands.
This release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations regarding estimates and expectations regarding our business improvement objectives for 2015 and EBITDA estimates for the second quarter and full year 2015. For more information concerning factors that could affect these statements see our annual report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.
Contact:
Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended March 31,
REFINING SEGMENT	2015	2014
Total Refining Segment
Throughput (Mbpd)
Heavy crude (a)	96	170
Light crude	546	598
Other feedstocks	54	49
Total Throughput	696	817

Yield (Mbpd)
Gasoline and gasoline blendstocks	358	421
Diesel fuel	144	200
Jet fuel	119	128
Heavy fuel oils, residual products, internally produced fuel and other	117	124
Total Yield	738	873

Refined Product Sales (Mbpd) (b)
Gasoline and gasoline blendstocks	487	512
Diesel fuel	180	187
Jet fuel	158	152
Heavy fuel oils, residual products and other	74	77
Total Refined Product Sales	899	928

Segment Operating Income ($ millions)
Gross refining margin (c)	$779	$795
Expenses
Manufacturing costs	397	416
Other operating expenses	67	92
Selling, general and administrative expenses	3	2
Depreciation and amortization expense	119	101
Loss on asset disposal and impairments	3	(1)
Segment Operating Income	$190	$185

Gross refining margin ($/throughput bbl) (d) (e)	$11.77	$10.80
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (c)	$6.33	$5.65
Refined Product Sales Margin ($/bbl) (c) (d)
Average sales price	$74.13	$114.87
Average costs of sales	65.11	105.34
Refined Product Sales Margin	$9.02	$9.53

___________________________

(a)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(b)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

(c)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market and fees charged by TLLP for the transportation and terminalling of crude oil and refined products at prices which we believe are no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(d)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. We calculate refined product sales margin per barrel by dividing refined product sales margin by total refining throughput. Refined product sales margin represents refined product sales less refined product cost of sales. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(e)
The gross refining margin per throughput barrel excludes the impact of the $42 million benefit recognized during the three months ended March 31, 2015 from a lower of cost or market inventory valuation adjustment recorded in the fourth quarter of 2014 in the computation of the rate at a consolidated or regional level.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended March 31,
Refining By Region	2015	2014
California (Martinez and Los Angeles)
Throughput (Mbpd)
Heavy crude (a)	90	165
Light crude	295	327
Other feedstocks	37	29
Total Throughput	422	521

Yield (Mbpd)
Gasoline and gasoline blendstocks	223	277
Diesel fuel	83	134
Jet fuel	73	78
Heavy fuel oils, residual products, internally produced fuel and other	75	78
Total Yield	454	567

Gross refining margin ($ millions)	$436	$397
Gross refining margin ($/throughput bbl) (d) (e)	$10.67	$8.45
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (c)	$7.53	$6.48
Capital expenditures ($ millions)	$55	$27

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd)
Heavy crude (a)	6	5
Light crude	139	148
Other feedstocks	13	15
Total Throughput	158	168

Yield (Mbpd)
Gasoline and gasoline blendstocks	69	74
Diesel fuel	26	32
Jet fuel	33	32
Heavy fuel oils, residual products, internally produced fuel and other	35	36
Total Yield	163	174

Gross refining margin ($ millions)	$172	$136
Gross refining margin ($/throughput bbl) (d) (e)	$11.52	$9.04
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (c)	$4.43	$4.27
Capital expenditures ($ millions)	$26	$5

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd)
Light crude	112	124
Other feedstocks	4	4
Total Throughput	116	128

Yield (Mbpd)
Gasoline and gasoline blendstocks	66	70
Diesel fuel	35	34
Jet fuel	13	18
Heavy fuel oils, residual products, internally produced fuel and other	7	10
Total Yield	121	132

Gross refining margin ($ millions)	$172	$260
Gross refining margin ($/throughput bbl) (d) (e)	$16.06	$22.56
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (c)	$4.56	$4.07
Capital expenditures ($ millions)	$103	$36

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended March 31,
	2015	2014
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
Net earnings	$188	$103
Loss from discontinued operations, net of tax	—	1
Depreciation and amortization expense	179	130
Income tax expense	96	56
Interest and financing costs, net	55	77
EBITDA (f)	$518	$367
Special items (g)	(29)	(5)
Adjusted EBITDA (f)	$489	$362

Reconciliation of Cash Flows from (used in) Operating Activities to EBITDA and Adjusted EBITDA
Net cash used in operating activities	$(148)	$(150)
Debt redemption charges	—	(31)
Deferred charges	83	60
Changes in current assets and current liabilities	470	343
Income tax expense	96	56
Stock-based compensation benefit (expense)	(28)	18
Interest and financing costs, net	55	77
Other	(10)	(6)
EBITDA (f)	$518	$367
Special items (g)	(29)	(5)
Adjusted EBITDA (f)	$489	$362
________________

(f)
We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income. We define Adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings in a certain period.

(g)	Special items included in EBITDA but excluded for presentation of adjusted EBITDA consist of the following:

	Three Months Ended March 31,
	2015	2014
	(In millions)
Inventory valuation adjustment (h)	$(42)	$—
Throughput deficiency receivable (i)	13	—
Gain on sale of Boise Terminal (j)	—	(5)
Total special items included in EBITDA	$(29)	$(5)
____________________

(h)
Includes a benefit of $42 million ($25 million after tax) recognized during the three months ended March 31, 2015 resulting from a lower of cost or market inventory valuation adjustment recorded in the fourth quarter of 2014.

(i)
During the three months ended March 31, 2015, TLLP invoiced a QEPFS customer for a shortfall payment. TLLP did not recognize $13 million ($4 million to Tesoro, after tax) of revenue related to the billing period as it represented an opening balance sheet asset for the acquisition of the Rockies Natural Gas Business; however, TLLP is entitled to the cash receipt from such billing.

(j)	Includes a gain of $5 million ($1 million to Tesoro, after-tax) for the three months ended March 31, 2014 resulting from TLLP’s sale of its Boise Terminal.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS PROJECTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months	Year Ended
	Ended June 30,	December 31,
Reconciliation of Projected Net Earnings to Projected EBITDA	2015	2015
Projected net earnings	$379	$1,086
Depreciation and amortization expense	178	716
Income tax expense	186	560
Interest and financing costs, net	57	238
Projected EBITDA (f)	$800	$2,600

TESORO CORPORATION
NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions except per share amounts)

	Three Months Ended March 31,
	2015	2014
Net Earnings Attributable to Tesoro Corporation from Continuing Operations - U.S. GAAP	$145	$79
Special Items, After-tax: (k)
Inventory valuation adjustment (h)	(25)	—
Throughput deficiency receivable (i)	4	—
Debt redemption charges (l)	—	19
Gain on sale of Boise Terminal (j)	—	(1)
Adjusted Earnings (m)	$124	$97

Diluted Net Earnings per Share from Continuing Operations Attributable to Tesoro Corporation - U.S. GAAP	$1.15	$0.59
Special Items Per Share, After-tax: (k)
Inventory valuation adjustment (h)	(0.20)	—
Throughput deficiency receivable (i)	0.03	—
Debt redemption charges (l)	—	0.14
Gain on sale of Boise Terminal (j)	—	(0.01)
Adjusted Diluted EPS (m)	$0.98	$0.72
________________________

(k)
For the purpose of reconciling net earnings, special items have been adjusted pre-tax to reflect our limited and general partner interests in TLLP including amounts attributable to our incentive distribution rights.

(l)
Includes charges totaling $31 million ($19 million after-tax) for premiums and unamortized debt issuance costs associated with the redemption of the 2019 Notes during the three months ended March 31, 2014.

(m)
We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.